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EXHIBIT 99.1

Barry Ritholtz, Noted Stock Market Analyst, Appointed to the Board of Directors of MicroIslet Wednesday September 26, 8:35 am ET

SAN DIEGO, Sept. 26, 2007 (PRIME NEWSWIRE) -- MicroIslet, Inc. (OTC BB:MIIS.OB -
News) (the "Company") announced today that Barry Ritholtz has been named to the Company's Board of Directors.

"I am very excited to be working with the innovative scientists at MicroIslet," said Mr. Ritholtz. "The company's biotechnology has the potential to dramatically improve the quality of life for people suffering from diabetes. This disease has become a worldwide epidemic, and we have the ability to make a meaningful difference in the lives of millions of people."

"We are honored to have Barry join us. He is a very well respected strategist, and his experiences and knowledge regarding public markets and public relations will be a key asset for MicroIslet as we move the Company forward. I'm quite pleased to welcome him to the MicroIslet Board," said Ronald Katz, Chairman of the Board.

About Barry Ritholtz:

Mr. Ritholtz is presently CEO and Director of Equity Research at FusionIQ, an independent quantitative research firm, a position he has held since May 2007. He has also been Chief Market Strategist for Ritholtz Research, an independent institutional research firm, since June 2006, and has served as Chief Investment Officer at Ritholtz Capital Partners, a New York hedge fund. From August 31, 2002 to January 2006, Mr. Ritholtz was Chief Market Strategist for Maxim Group, a New York-based investment bank.

Mr. Ritholtz is a frequent guest on CNBC, where he has been guest host of Squawk Box, and is a regular on Kudlow & Company. He has also appeared on Your World with Neil Cavuto, Bulls & Bears, Wall Street Week, and is frequent guest on other shows. His perspectives on the markets are quoted regularly in the Wall Street Journal, Barron's, and other print media. Beyond weekly commentary and published articles, Mr. Ritholtz writes The Big Picture, an informal economics weblog covering diverse topics, including investing, digital media, geopolitics, film and music industries. Since March 2002, Mr. Ritholtz has been a director of Burst.com, a company engaged in the business of licensing intellectual property related to the delivery of video and audio information over networks. Mr. Ritholtz performed his undergraduate work at Stony Brook University and earned a J.D. from Yeshiva University's Benjamin N. Cardozo School of Law.

About MicroIslet:

MicroIslet is a biotechnology company engaged in the research, development, and commercialization of proprietary and patented technologies in the field of transplantation therapy for people with conditions requiring cell-based replacement treatments, with a focus on type 1, or insulin-dependent, diabetes. MicroIslet's patented islet transplantation technology, exclusively licensed from Duke University, along with its own proprietary developments, constitute methods for isolating, culturing, cryopreservation, and immuno-protection (microencapsulation) of islet cells. MicroIslet intends to continue its research and development efforts, and ultimately, to introduce products to the market.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including MicroIslet's need to raise substantial additional funds in order to fund its new strategy and continue as a going concern, the risks and uncertainties inherent in medical treatment discovery, development and commercialization, the risks and uncertainties associated with MicroIslet's early stage xenotransplantation technologies, the risks and uncertainties of governmental approvals and regulation, including foreign government approvals for clinical trials outside the United States, dependence on a sole source supplier of animal parts and a sole source manufacturer of encapsulated islets for pre-clinical and clinical studies, the risks that MicroIslet's competitors will develop or market technologies or products that are more effective or commercially attractive than MicroIslet's products, and other risks detailed from time to time in MicroIslet's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. MicroIslet disclaims any intent or obligation to update these forward-looking statements.

Additional information about MicroIslet can be found at http://www.microislet.com.

Contact:

          MicroIslet, Inc.
          Michael J. Andrews, Chief Executive Officer
          (858) 657-0287

Source: MicroIslet, Inc.